November 13, 1996

AGREEMENT

This Agreement, effective the 13th day of November 1996, (Effective Date) is made and entered into by and among JOHN R. JACKSON ("Jackson"), a natural person residing at 1403 Blalock # 7, Houston, Texas 77055, ANDRES M. ARISMENDI, Jr. ("ARISMENDI"), a natural person residing at 178 1 0 Clearlight Ln., Spring, Texas 77379, and AMALGAMATED EXPLORATIONS INC. ("Amalgamated"), a Colorado corporation.

Premises

WHEREAS, JACKSON and ARISMENDI own certain patent rights and confidential information,

WHEREAS, JACKSON has formed a Texas corporation named MSP
Technologies, Inc.,

WHEREAS, JACKSON has entered into an Employment Agreement dated November 13, 1996 with MSP,

WHEREAS, JACKSON and ARISMENDI I have entered into a License Agreement effective November 11, 1996 with MSP Technologies, Inc, regarding such patent rights and confidential information,

WHEREAS, AMALGAMATED is desirous of acquiring MSP Technologies, Inc. ("MSP") as a wholly owned subsidiary, including said License Agreement, WHEREAS, JACKSON owns all the shares of MSP, and

WHEREAS, JACKSON and AMALGAMATED entered into an Agreement on October 5, 1996 setting forth the anticipated terms whereby AMALGAMATED would acquire MSP,

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, terms and conditions hereinafter expressed, JACKSON, ARISMENDI and AMALGAMATED agree as follows:

1. Pursuant to the Agreement dated October 5, 1996, at the time of closing under the terms of the present Agreement, AMALGAMATED will exchange Three Hundred Thousand (300,000) shares of AMALGAMATED common stock for all issued and outstanding stock of MSP, whereby MSP becomes wholly owned by AMALGAMATED.

2. The Three Hundred Thousand (300,000) shares of AMALGAMATED common stock shall be issued to JACKSON and ARISMENDI in the following amounts.
JACKSON              225,000 shares common stock
ARISMENDI            75,000 shares common stock
wherein said common stock has a time restriction on public trading until October 5, 1998

3. Pursuant to the Agreement of October 5, 1996, the acquisition value for MSP, inclusive of the License Agreement, ("Value") will not fall below One Million Five Hundred Thousand Dollars (US$ 1,500,000) Pursuant to the present Agreement as a modification of the October 5, 1996, Agreement, the Value will not fall below this stated amount at the end of each succeeding 180-day period following the Effective date of this Agreement until October 5, 1998 based on comparing the Value to an average of actual market quotations of common stock of AMALGAMATED (NASDAQ: OTCBB AXPL) for the last thirty (30) days of the respective 180 day period ("Average Value"). In the event such Average Value is below the Value, that is, the stated amount of One Million Five Hundred Thousand Dollars (US$ 1,500,000.00), at the end of any of the respective 180-day periods or on October 5, 1998, AMALGAMATED must at that time compensate JACKSON and ARISMENDI or their assigns with additional AMALGAMATED common stock or cash to bring the Average Value of the compensation up to the Value, that is, the stated amount of One Million Five Hundred Thousand Dollars (US$ 1,500,000). In the event AMALGAMATED does not adjust the Value as required above, any royalty payments under the License Agreement which have been deferred pursuant to Paragraph 5 hereof will become due and payable and Paragraph 5 hereof will cease to be effective until such time as the Value is so adjusted at which time future royalties will be deferred pursuant to Paragraph 5. In the event such Average Value is above the Value at the end of any of the respective 180-day periods or on October 5, 1998, no adjustment will be required or made.

4. Pursuant to the Employment Agreement of JACKSON and MSP dated October 21, 1996, JACKSON is employed as President of MSP for an initial period of five
(5) years and year to year thereafter at a wage of not less than Three Thousand Five Hundred Dollars (US$ 3,500.00) per month. Any inventions conceived or made by JACKSON will remain the property of JACKSON and any such inventions related to the Field (as defined in the License Agreement) shall be licensed to MSP pursuant to the terms and conditions of said License Agreement. MSP and/or AMALGAMATED will have NO other rights to such inventions.

5. Subject to Paragraph 3 hereof, the payment of any royalties, including minimum royalties, due under said License Agreement shall be deferred until the earlier of (1) October 5, 11998 or (2) the termination of said Employment Agreement.

6. AMALGAMATED will provide support, both physical and financial, for the operations of MSP. including research and development.

7. On the Effective Date, AMALGAMATED will make a cash payment of Twenty-five Thousand Dollars (US$ 25,000.00) to JACKSON to compensate him for his personal cost and expenses for relocation to Denver, Colorado

8. Subject to the realization of the Value in cash by JACKSON and ARISMENDI, unless otherwise agreed to in writing by JACKSON and ARISMENDI, for JACKSON's and ARISMENDI's respective shares of common stock of AMALGAMATED on October 5, 1 909, JACKSON and ARISMENDI agree to modify the License Agreement at that time to allow MSP to sublicense the licensed rights, to sell the Licensed Instruments (as defined in the License Agreement) and to eliminate all royalty requirements contained therein. However, the License Agreement will continue to be in effect and among the other terms and conditions remaining therein to be subject to the reservation of a nonexclusive license to JACKSON and ARISMENDI under such rights.

9. The terms and conditions contained in this Agreement constitute the entire agreement between the parties and supersede all previous communications, whether oral or written, between the parties to this Agreement with respect to the subject matter of this Agreement, and no previous agreement (unless specifically referred to herein) or understanding varying or extending the same shall be binding upon either party.

10. This Agreement may be amended or modified only by a written instrument which is signed by duly authorized representatives of the parties hereto and which expressly states that it is an amendment to, or modification of, this Agreement.

11. Any notice, request or other communication with reference to this Agreement shall be deemed given on the date personally delivered or mailed if sent to the receiving party by hand delivery, facsimile (receipt verified), overnight courier (receipt verified), or certified or registered mail, postage prepaid, at its respective following address or at such other address as either of the parties may notify the other in writing:

John R. Jackson
1403 Blalock, #7
Houston, Texas 77055

Andres M. Arismendi, Jr.
178 1 0 Clearlight Ln.
Spring, Texas 77379

Amalgamated Explorations, Inc.
1645 Court Place, Suite 201
Denver, Colorado 80202

Attention:	Mr. Christian F. Murer, President

12. The law applicable to this Agreement shall be the laws of the State of Texas, United States of America, without regard to conflict of laws principles of that State.

13. Nothing in this Agreement shall be deemed to constitute a partnership or agency relationship among ARISMENDI, JACKSON and AMALGAMATED.

14. None of JACKSON, ARISMENDI and AMALGAMATED is granted any express or implied night or authority to assume or create any obligation or responsibility on behalf of or in the name of the other or to bind the other in any manner or thing whatsoever.

15. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns, to the extent permitted herein.

16. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original and all of which together shall be deemed a single document.

17. The parties agree to execute and deliver any instrument, or perform any acts, that may be necessary or reasonably requested in order to give full effect to this Agreement.

18. All representations, warranties and indemnities contained in this Agreement and the covenants of Paragraphs 9, 10, 11, 12, 13, 14, 15, 16, 17 and I 8 of this Agreement shall continue in full force and effect and shall survive notwithstanding the full payment of all amounts due hereunder or the termination or expiration of @s Agreement in any manner whatsoever.

19. The PREMISES are incorporated into this Agreement.

IN WITNESS WHEREOF, JACKSON, ARISMENDI and AMALGAMATED caused this Agreement to be executed in multiple counterparts by their duly authorized representatives, to be effective as of the Effective Date

WITNESS             JOHN R JACKSON

Signature By
Date: 11/13/96
Typed Name          Barbara Jackson

                    ANDRES M. ARISMENDI, JR.

Signature By
Date: 11/13/96
Typed Name          Barbara Jackson


                    AMALGAMATED EXPLORATIONS, INC

Signature
Date: 11/21/96
Typed Name           Christian Murer